Exhibit 99.1

SunCoke Energy, Inc. Announces Pricing of Its Initial Public Offering

LISLE, Ill., Jul 21, 2011 (BUSINESS WIRE) —

SunCoke Energy, Inc. (NYSE:SXC) announced today the pricing of the initial public offering of 11,600,000 shares of its common stock at a price of $16 per share. The shares will begin trading on Thursday, July 21, 2011, on the New York Stock Exchange under the ticker symbol, “SXC.” In addition, the underwriters have the option to purchase up to an additional 1,740,000 shares to cover over-allotments, if any. SunCoke Energy will not receive any of the proceeds of the offering. SunCoke Energy is currently a subsidiary of Sunoco, Inc. (NYSE:SUN). Following the completion of the initial public offering, Sunoco is expected to own approximately 83.4 percent of SunCoke Energy.

Credit Suisse, BofA Merrill Lynch and Goldman, Sachs & Co. are acting as joint book-running managers for the offering.

The offering of these securities will be made only by means of a prospectus, copies of which may be obtained from the prospectus department of each of Credit Suisse, Prospectus Department, One Madison Avenue, Level B1, New York, NY 10010 or by calling 1-800-221-1037, BofA Merrill Lynch, 4 World Financial Center, New York, New York 10080, Attention: Prospectus Department, telephone: 1-866-500-5408 or email: dg.prospectus_requests@baml.com, or Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526 or email: prospectus-ny@ny.email.gs.com.

A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on assumptions that SunCoke Energy believes to be reasonable. However, actual results almost always vary from assumed facts and the differences can be material, depending upon the circumstances. As a result, you should not place undue reliance on such forward-looking statements. The words “believe,” “expect,” “estimate,” “anticipate” and similar expressions will generally identify forward-looking statements. All of SunCoke Energy’s forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements. In addition, SunCoke Energy disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

About SunCoke Energy, Inc.

SunCoke Energy, Inc. is the largest independent producer of metallurgical coke in the Americas with more than 45 years of experience supplying coke to the integrated steel industry. Our advanced, heat recovery cokemaking process produces high-quality coke for use in steelmaking, captures waste heat for derivative energy resale and meets or exceeds environmental standards. Our cokemaking facilities are located in Virginia, Indiana, Ohio, Illinois and Vitoria, Brazil, and our coal mining operations, which have more than 100 million tons of proven and probable reserves, are located in Virginia and West Virginia. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

SOURCE: SunCoke Energy, Inc.

SunCoke Energy, Inc.

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